As of October 31, 2015, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

Global Great Consumer Fund
TD Ameritrade FBO                  		25.98%

Global Dynamic Bond Fund
Mirae Asset Wealth Management HK Limited        44.39%


As of October 31, 2015, the following persons or entities no longer own more than 25% of a funds voting security.


Global Great Consumer Fund
Mirae Asset Global Investments USA LLC		19.33%

Global Great Consumer Fund
Mirae Asset Securities Brasil CCTVM LTDA	20.31%